                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549

                                   FORM 8-KA
                                AMENDMENT NO. 2

                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 30, 1996



                           PATTERSON ENERGY, INC.
                           ----------------------
           (Exact name of registrant as specified in its charter)

          Delaware               0-22664                75-2504748
----------------------------  --------------  ------------------------------
(State or other jurisdiction   (Commission           (I.R.S. Employer
     of incorporation)         File Number)        Identification No.)

4510 Lamesa Highway, Snyder, Texas                                 79549
----------------------------------                            --------------
(Address of principal executive offices)                        (Zip Code)

Registrant's telephone number, including area code:  (915) 573-1104



                                   No Change
                                   ---------
         (Former name or former address, if changed since last report.)

ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS.


     (b)   Supplemental Consolidated Financial Statements.

           The supplemental consolidated financial statements of Patterson Energy, Inc. and Subsidiaries listed below have been prepared to give retroactive effect to the merger with Tucker Drilling Company, Inc. which has been accounted for by the pooling of interests method of accounting as described in Notes 1 and 2 to the supplemental consolidated financial statements. The supplemental consolidated balance sheets are as of December 31, 1994 and 1995, and the related supplemental consolidated statements of income, stockholders' equity, and cash flows are for each of the three years ended December 31, 1995. Supplemental consolidated financial statements as of June 30, 1996 and for each of the six months ended June 30, 1995 and 1996 have been prepared by management of the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. The supplemental consolidated interim financial statements should be read in conjunction with the aforementioned audited supplemental consolidated financial statements as of December 31, 1994 and 1995 and for the respective periods ended December 31, 1993, 1994 and 1995. In the opinion of management, all adjustments (consisting of only normal recurring accruals) considered necessary for presentation have been included. Furthermore, the results of operations for the six months ended June 30, 1996 are not necessarily indicative of the results expected for the full year. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method of accounting in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business combination are issued.

                                    INDEX TO
                 SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


     Page


Report of Independent Accountants; Coopers & Lybrand L.L.P ...............  4

Report of Independent Public Accountants; Arthur Andersen LLP ............  5

Supplemental Consolidated Financial Statements:

      Supplemental Consolidated Balance Sheets as of
        December 31, 1994 and 1995 and June 30, 1996 (unaudited) .........  6

      Supplemental Consolidated Statements of Income for the
        years ended December 31, 1993, 1994 and 1995 and for the
        six months ended June 30, 1995 and 1996 (unaudited) ..............  7

      Supplemental Consolidated Statements of Stockholders' Equity for the
        years ended December 31, 1993, 1994 and 1995 and for the
        six months ended June 30, 1995 and 1996 (unaudited) ..............  8

      Supplemental Consolidated Statements of Cash Flows for the
        years ended December 31, 1993, 1994 and 1995 and for the
        six months ended June 30, 1995 and 1996 (unaudited) ..............  9

      Notes to Supplemental Consolidated Financial Statements ............  11

                       REPORT OF INDEPENDENT ACCOUNTANTS


The Board of Directors and Stockholders of
Patterson Energy, Inc.

     We have audited the supplemental consolidated balance sheets of Patterson Energy, Inc. and Subsidiaries (the "Company") as of December 31, 1994 and 1995, and the related supplemental consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Tucker Drilling Company, Inc. which financial statements reflect 36 and 30 percent of supplemental consolidated total assets as of December 31, 1994 and 1995, respectively, and 42, 41 and 28 percent in 1993, 1994 and 1995, respectively of supplemental consolidated total operating revenues. Those financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Tucker Drilling Company, Inc., is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     The supplemental consolidated financial statements give retroactive effect to the merger of Patterson Energy, Inc. and Tucker Drilling Company, Inc. on July 30, 1996, which has been accounted for as a pooling of interests as described in Notes 1 and 2 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of Patterson Energy, Inc. and Subsidiaries after financial statements covering the date of consummation of the business combination are issued.

     In our opinion, based on our audits and the report of the other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Patterson Energy, Inc. and Subsidiaries as of December 31, 1994 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.




                                           /s/  COOPERS & LYBRAND L.L.P.





Dallas, Texas
September 13, 1996

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders of Tucker Drilling Company, Inc.

We have audited the balance sheets of Tucker Drilling Company, Inc. (a Delaware corporation), as of March 31, 1996 and 1995, and the related statements of operations, changes in stockholders' equity and cash flows for the three years ended March 31, 1996, prior to the restatement (and, therefore, are not presented herein) for the pooling of interests as described in Notes 1 and 2 to the supplemental consolidated financial statements of Patterson Energy, Inc., and Subsidiaries included in the Current Report on Form 8-KA, Amendment No. 2. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tucker Drilling Company, Inc., as of March 31, 1996 and 1995, and the results of its operations and its cash flows for the three years ended March 31, 1996, in conformity with generally accepted accounting principles.


                                               /s/ ARTHUR ANDERSEN LLP



San Antonio, Texas
May 16, 1996

                    PATTERSON ENERGY, INC. AND SUBSIDIARIES
                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                                     ASSETS


                                                                                                              (UNAUDITED)
                                                                                         DECEMBER 31,           JUNE 30,
                                                                                 --------------------------   -----------
                                                                                      1994         1995          1996
                                                                                 -----------   ------------   -----------
Current assets:
  Cash and cash equivalents...................................................   $ 6,845,059   $  9,344,494   $11,570,554
  Marketable securities.......................................................     2,570,459        524,323       524,323
  Accounts receivable:
    Trade:
     Billed....................................................................   11,445,058     10,570,891    13,146,259
     Unbilled..................................................................    1,929,055      2,048,782       979,069
    Oil and gas sales..........................................................      593,861        712,497       717,634
  Costs of uncompleted drilling contracts in excess of related billings........           --             --       218,447
  Equipment inventory..........................................................      426,897        413,677       471,092
  Deferred income taxes........................................................      406,515      1,058,947       614,567
  Undeveloped oil and gas properties held for resale...........................    1,385,781      2,122,112     2,544,206
  Other current assets.........................................................    1,072,485        351,579       317,654
                                                                                 -----------   ------------   -----------
        Total current assets...................................................   26,675,170     27,147,302    31,103,805
                                                                                 -----------   ------------   -----------
Property and equipment, at cost, net...........................................   21,538,030     34,385,345    35,523,330
Deferred income taxes..........................................................           --        347,892     2,334,061
Deposits on workers' compensation insurance policy.............................      556,864        343,760       343,760
Other assets...................................................................      738,739        766,547       690,784
                                                                                 -----------   ------------   -----------
        Total assets...........................................................  $49,508,803   $ 62,990,846   $69,995,740
                                                                                 ===========   ============   ===========
                                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of notes payable..........................................  $   918,834   $    909,634   $ 3,388,149
  Accounts Payable:
    Trade......................................................................    8,534,535      7,115,697     9,086,618
    Revenue distribution.......................................................      967,020      1,686,626     2,143,703
    Other......................................................................      648,668        297,184       560,948
  Accrued expenses.............................................................    1,838,588      2,042,254     2,203,554
                                                                                 -----------   ------------   -----------
     Total current liabilities.................................................   12,907,645     12,051,395    17,382,972
                                                                                 -----------   ------------   -----------
Deferred liabilities...........................................................      324,650        376,746       387,996
Notes payable, less current maturities.........................................    5,966,710     12,906,473    12,544,908
                                                                                 -----------   ------------   -----------
                                                                                   6,291,360     13,283,219    12,932,904
                                                                                 -----------   ------------   -----------
Commitments and contingencies..................................................           --             --            --

Stockholders' equity:
  Preferred stock-par value $.01; authorized 1,000,000 shares, no shares
     issued....................................................................           --             --            --
  Common stock-par value $.01; authorized 5,000,000 shares, issued
     4,168,632 shares at December 31, 1994 and 4,747,083 shares at
     December 31,1995  and 4,751,967 at June 30, 1996..........................       41,687         47,472        47,520
  Additional paid-in capital...................................................   14,907,454     19,047,037    19,087,414
  Retained earnings............................................................   15,360,657     18,561,723    20,544,930
                                                                                 -----------   ------------   -----------
     Total stockholders' equity................................................   30,309,798     37,656,232    39,679,864
                                                                                 -----------   ------------   -----------
           Total liabilities and stockholders' equity..........................  $49,508,803   $ 62,990,846   $69,995,740
                                                                                 ===========   ============   ===========



The accompanying notes are an integral part of these supplemental consolidated financial statements.
                                       6

                    PATTERSON ENERGY, INC. AND SUBSIDIARIES
                 SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME





                                                                                   (UNAUDITED)
                                             YEAR ENDED DECEMBER 31,          SIX MONTHS ENDED JUNE 30,
                                       -------------------------------------  ------------------------
                                          1993         1994          1995        1995          1996
                                       -----------  -----------  -----------  -----------  -----------
Operating revenues:
  Drilling............................ $37,746,477  $54,822,766  $57,599,180   27,396,870  $30,208,018
  Oil and gas sales...................   3,913,746    3,593,786    5,399,536    2,551,455    3,643,615
  Well operation fees.................   1,063,629      979,756    1,296,257      586,067      771,276
  Other...............................     168,926      133,240      148,976      122,355      169,769
                                       -----------  -----------  -----------  -----------  -----------
                                        42,892,778   59,529,548   64,443,949   30,656,747   34,792,678
                                       -----------  -----------  -----------  -----------  -----------
Operating costs and expenses:
  Direct drilling costs...............  30,631,392   43,035,526   46,504,502   22,068,179   24,740,863
  Lease operating and production......   1,206,796    1,141,391    1,509,206      735,365      996,200
  Writedown due to impairment
    of long-lived assets..............          --           --      159,403           --      159,403
  Exploration costs...................     317,085      233,547      369,133      131,339      232,716
  Dry holes and abandonments..........     395,508    1,279,133      791,221      203,027      354,062
  Depreciation, depletion
     and amortization.................   4,654,697    4,911,929    7,522,695    3,496,338    4,787,241
  General and administrative..........   4,013,766    4,793,484    5,062,940    2,312,350    3,150,596
                                       -----------  -----------  -----------  -----------  -----------
                                        41,219,244   55,395,010   61,919,100   28,946,598   34,421,081
                                       -----------  -----------  -----------  -----------  -----------
Operating income......................   1,673,534    4,134,538    2,524,849    1,710,149      371,597
                                       -----------  -----------  -----------  -----------  -----------
Other income (expense):
  Net gain on sale of assets..........     138,272      611,009      373,567      119,759      399,362
  Interest income.....................     141,067      408,945      545,463      280,396      248,425
  Interest expense....................    (330,739)    (366,152)  (1,064,523)    (460,155)    (645,148)
  Other...............................     117,463       25,020       34,946      (15,815)      74,286
                                       -----------  -----------  -----------  -----------  -----------
                                            66,063      678,822     (110,547)     (75,815)      76,925
                                       -----------  -----------  -----------  -----------  -----------
Income before income taxes............   1,739,597    4,813,360    2,414,302    1,634,334      448,522
                                       -----------  -----------  -----------  -----------  -----------
Income taxes:
  Current.............................     123,309      213,349      213,560      120,774       92,390
  Deferred income tax benefit.........          --     (406,515)  (1,000,324)     (94,243)  (2,385,641)
                                       -----------  -----------  -----------  -----------  -----------
    Income tax expense (benefit)......     123,309     (193,166)    (786,764)      26,531   (2,293,251)
                                       -----------  -----------  -----------  -----------  -----------
Net income............................ $ 1,616,288  $ 5,006,526  $ 3,201,066  $ 1,607,803  $ 2,741,773
                                       ===========  ===========  ===========  ===========  ===========
Net income per common share:
  Primary............................. $      0.51  $      1.24  $      0.73  $      0.38  $      0.56
                                       ===========  ===========  ===========  ===========  ===========

  Assuming full dilution.............. $      0.51  $      1.24  $      0.71  $      0.38  $      0.55
                                       ===========  ===========  ===========  ===========  ===========
Weighted average number of
  common shares outstanding:
  Primary.............................   3,175,957    4,029,669    4,379,236    4,193,176    4,932,293
                                       ===========  ===========  ===========  ===========  ===========
  Assuming full dilution..............   3,175,957    4,029,669    4,520,588    4,193,176    4,956,316
                                       ===========  ===========  ===========  ===========  ===========

The accompanying notes are an integral part of these supplemental consolidated financial statements.
                                      7

                    PATTERSON ENERGY, INC. AND SUBSIDIARIES
         SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY





                                           COMMON STOCK                 TREASURY STOCK
                                    -------------------------    ----------------------------
                                     NUMBER                         NUMBER
                                    OF SHARES       AMOUNT        OF SHARES         AMOUNT
                                    ---------    ------------    ------------    ------------

Balance, December 31, 1992 ...      3,331,760    $     33,318         351,158    $   (730,292)
Sale of treasury stock .......             --              --         (97,554)         49,172
Issuance of common stock and
     redeemable warrants .....        835,000           8,350              --              --
Net income ...................             --              --              --              --
                                    ---------    ------------    ------------    ------------

Balance, December 31, 1993 ...      4,166,760          41,668         253,604        (681,120)
Issuance of common stock .....        250,000           2,500              --              --
Retirement of treasury stock .       (253,604)         (2,536)       (253,604)        681,120
Exercise of stock options ....          5,476              55              --              --
Net income ...................             --              --              --              --
                                    ---------    ------------    ------------    ------------

Balance, December 31, 1994 ...      4,168,632          41,687              --              --
Issuance of common stock
     and warrants ............         97,500             975              --              --
Conversion of 853,748
     redeemable warrants .....        426,874           4,269              --              --
Conversion of 75,315
     underwriters redeemable
     warrants ................         35,577             356              --              --
Exercise of stock options ....         18,500             185              --              --
Net income ...................             --              --              --              --
                                    ---------    ------------    ------------    ------------

Balance, December 31, 1995 ...      4,747,083          47,472              --              --
Exercise of stock options
     (Unaudited) .............          4,884              48              --              --
Net income (Unaudited) .......             --              --              --              --
Change in Tucker Drilling
     Company, Inc. fiscal year
     (Unaudited) .............             --              --              --              --
                                    ---------    ------------    ------------    ------------
Balance June 30, 1996
     (Unaudited) .............      4,751,967    $     47,520              --    $         --
                                    =========    ============    ============    ============


                                      ADDITIONAL
                                       PAID-IN        RETAINED
                                       CAPITAL        EARNINGS           TOTAL
                                     ------------    ------------    ------------
Balance, December 31, 1992 ...       $  9,003,283    $  8,737,843    $ 17,044,152
Sale of treasury stock .......              3,935              --          53,107
Issuance of common stock and
     redeemable warrants .....          4,662,925              --       4,671,275
Net income ...................                 --       1,616,288       1,616,288
                                     ------------    ------------    ------------

Balance, December 31, 1993 ...         13,670,143      10,354,131      23,384,822
Issuance of common stock .....          1,872,500              --       1,875,000
Retirement of treasury stock .           (678,584)             --              --
Exercise of stock options ....             43,395              --          43,450
Net income ...................                 --       5,006,526       5,006,526
                                     ------------    ------------    ------------

Balance, December 31, 1994 ...         14,907,454      15,360,657      30,309,798
Issuance of common stock
     and warrants ............            721,275              --         722,250
Conversion of 853,748
     redeemable warrants .....          2,991,015              --       2,995,284
Conversion of 75,315
     underwriters redeemable
     warrants ................            280,353              --         280,709
Exercise of stock options ....            146,940              --         147,125
Net income ...................                 --       3,201,066       3,201,066
                                     ------------    ------------    ------------

Balance, December 31, 1995 ...         19,047,037      18,561,723      37,656,232
Exercise of stock options
     (Unaudited) .............             40,377              --          40,425
Net income (Unaudited) .......                 --       2,741,773       2,741,773
Change in Tucker Drilling
     Company, Inc. fiscal year
     (Unaudited) .............                 --        (758,566)       (758,566)
                                     ------------    ------------    ------------
Balance June 30, 1996
     (Unaudited) .............       $ 19,087,414    $ 20,544,930    $ 39,679,864
                                     ============    ============    ============

 The accompanying notes are an integral part of these supplemental consolidated financial statements.
                                       8

                   PATTERSON ENERGY, INC. AND SUBSIDIARIES
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                          YEAR  ENDED DECEMBER 31,
                                                                                --------------------------------------------------
                                                                                   1993                1994               1995
                                                                                -----------         -----------        -----------
Cash flows from operating activities:
  Net income............................................................        $ 1,616,288         $ 5,006,526        $ 3,201,066
  Adjustments to reconcile net income to
   net cash from operating activities:
   Loss on abandonment..................................................            225,478             399,694            108,867
   Depreciation, depletion and amortization.............................          4,654,697           4,911,929          7,522,695
   Writedown due to impairment of long-lived assets.....................                 --                  --            159,403
   Net gain on sale of assets...........................................           (123,945)           (611,009)          (373,567)
   Deferred income tax benefit..........................................                 --            (406,515)        (1,000,324)
     Change in current assets and liabilities:
       (Increase) decrease in trade accounts receivable.................         (3,268,159)         (4,666,120)         1,680,215
       (Increase) decrease in oil and gas sales receivable..............             91,026             (47,110)          (258,561)
       Increase in undeveloped oil and gas properties held for resale...           (469,710)           (549,440)          (736,331)
       (Increase) decrease in other current assets......................              4,142             (70,067)           (25,777)
       Increase (decrease) in trade accounts payable....................          1,391,010           2,825,111         (1,761,828)
       Increase in revenue distribution payable.........................             45,426             181,459            699,235
       Increase in deferred compensation payable........................             49,026             182,701             52,096
       Increase (decrease) in other current payables....................            (47,191)          1,107,299             53,495
   Net change in deposits on workers' compensation
    insurance policy....................................................             57,853             (22,901)           213,104
                                                                                -----------         -----------        -----------
         Net cash provided by operating activities......................          4,225,941           8,241,557          9,533,788
                                                                                -----------         -----------        -----------
Cash flows from investing activities:
  Purchases of property and equipment...................................         (5,261,725)        (11,617,225)       (19,906,204)
  Sales of property and equipment.......................................            181,388           1,315,491            555,878
  Net maturities (purchases) of investment securities...................             23,488          (1,685,929)         2,046,136
  Change in other assets................................................                 --                  --            (83,844)
                                                                                -----------         -----------        -----------
         Net cash used in investing activities..........................         (5,056,849)        (11,987,663)       (17,388,034)
                                                                                -----------         -----------        -----------
Cash flows from financing activities:
  Proceeds from notes payable...........................................          2,766,488           5,000,000          9,375,000
  Payments on notes payable.............................................         (4,681,296)           (573,456)        (2,444,437)
  Issuance of common stock and redeemable warrants......................          4,671,275                  --          3,275,993
  Proceeds from exercise of stock options...............................                 --              43,450            147,125
  Proceeds from sale of treasury stock..................................             53,107                  --                 --
                                                                                -----------         -----------        -----------
         Net cash provided by financing activities......................          2,809,574           4,469,994         10,353,681
                                                                                -----------         -----------        -----------
         Net increase in cash and cash equivalents......................          1,978,666             723,888          2,499,435
Cash and cash equivalents at beginning of period........................          4,142,505           6,121,171          6,845,059
                                                                                -----------         -----------        -----------
Cash and cash equivalents at end of period..............................        $ 6,121,171         $ 6,845,059        $ 9,344,494
                                                                                ===========         ===========        -----------
Supplemental disclosure of cash flow information:
  Cash paid during the period for:
   Interest............................................................         $   347,888         $   344,487        $   992,651
   Income taxes........................................................             101,711              75,679            270,095

                                                                                        (UNAUDITED)
                                                                                  SIX MONTHS ENDED JUNE 30,
                                                                              ---------------------------------
                                                                                   1995               1996
                                                                              --------------      -------------
Cash flows from operating activities:
  Net income............................................................        $ 1,607,803        $ 2,741,773
  Adjustments to reconcile net income to
   net cash from operating activities:
   Loss on abandonment..................................................             35,304            118,550
   Depreciation, depletion and amortization.............................          3,496,338          4,787,241
   Writedown due to impairment of long-lived assets.....................                 --            159,403
   Net gain on sale of assets...........................................           (119,759)          (399,362)
   Deferred income tax benefit..........................................            (94,243)        (2,385,641)
     Change in current assets and liabilities:
       (Increase) decrease in trade accounts receivable.................          3,845,887         (2,295,113)
       (Increase) decrease in oil and gas sales receivable..............            (62,231)            13,090
       Increase in undeveloped oil and gas properties held for resale...           (830,468)          (422,094)
       (Increase) decrease in other current assets......................           (258,065)           951,276
       Increase (decrease) in trade accounts payable....................         (2,316,653)         1,957,654
       Increase in revenue distribution payable.........................            812,428            538,120
       Increase in deferred compensation payable........................             27,000             22,846
       Increase (decrease) in other current payables....................           (156,831)           102,355
   Net change in deposits on workers' compensation
    insurance policy....................................................           (150,000)                --
                                                                                -----------        -----------
         Net cash provided by operating activities......................          5,836,510          5,890,098
                                                                                -----------        -----------
Cash flows from investing activities:
  Purchases of property and equipment...................................         (8,900,141)        (6,549,809)
  Sales of property and equipment.......................................            183,596            804,495
  Net maturities (purchases) of investment securities...................           (989,787)         1,946,562
  Change in other assets................................................            (85,781)            81,841
                                                                                -----------        -----------
         Net cash used in investing activities..........................         (9,792,113)        (3,716,911)
                                                                                -----------        -----------
Cash flows from financing activities:
  Proceeds from notes payable...........................................          8,000,000          2,440,000
  Payments on notes payable.............................................         (1,679,128)          (323,050)
  Issuance of common stock and redeemable warrants......................                 --                 --
  Proceeds from exercise of stock options...............................            116,500             71,050
  Proceeds from sale of treasury stock..................................                 --                 --
                                                                                -----------        -----------
         Net cash provided by financing activities......................          6,437,372          2,188,000
                                                                                -----------        -----------
         Net increase in cash and cash equivalents......................          2,481,769          4,361,187
Cash and cash equivalents at beginning of period........................          6,845,059          7,209,367(1)
                                                                                -----------        -----------
Cash and cash equivalents at end of period..............................        $ 9,326,828        $11,570,554
                                                                                ===========        ===========
Supplemental disclosure of cash flow information:
  Cash paid during the period for:
   Interest............................................................         $   435,665        $   645,188
   Income taxes........................................................             166,492            141,898

(1) Amount does not agree to cash and cash equivalents as presented as a result of conforming reporting periods.



 The accompanying notes are an integral part of these supplemental consolidated financial statements.
                                  (continued)

                    PATTERSON ENERGY, INC. AND SUBSIDIARIES
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (CONTINUED)





Noncash investing and financing activities:
  During the year ended December 31, 1994, the Company issued 250,000 shares of common stock to Questor Drilling
  Corp. for certain assets valued at $1,875,000 (See Notes 2 and 7).

  During the year ended December 31, 1994, the Company retired 253,604 shares of common stock that were held in treasury (See Note 7).

  During the year ended December 31, 1995, the Company acquired three drilling rigs and related equipment from a non-affiliated person. The purchase price for the rigs consisted of $367,500 cash, 97,500 shares of the Company's common stock, valued for purposes of this transaction at $682,500, and warrants to purchase an additional 75,000 shares at an exercise price of $9.00 per share, valued at $39,750 for this transaction (See Note 7).



The accompanying notes are an integral part of these supplemental consolidated financial statements.
                                      10

                    PATTERSON ENERGY, INC. AND SUBSIDIARIES
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies follows:

     Basis of presentation - The supplemental consolidated financial statements of Patterson Energy, Inc. and its wholly-owned subsidiaries have been prepared to give retroactive effect to the merger with Tucker Drilling Company, Inc. (hereinafter referred to as "Tucker") on July 30, 1996 (the "Consummation Date"). Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method of accounting in financial statements that do not include the date of consummation. These financial statements do not extend through the Consummation Date; however, they will become the historical consolidated financial statements of Patterson Energy, Inc. after financial statements covering the Consummation Date of the business combination are issued.

     Principles of consolidation - The supplemental consolidated financial statements include the accounts of Patterson Energy, Inc. ("Patterson") dba Patterson Drilling Company and its wholly-owned subsidiaries, Patterson Petroleum, Inc., Patterson Petroleum Trading Company, Inc. and Patterson Drilling Programs, Inc. (collectively referred to as the "Company"). All significant intercompany accounts and transactions have been eliminated.

     On April 19, 1996, Patterson filed a Certificate of Incorporation with the Secretary of State of the State of Delaware organizing Patterson Drilling Company ("Patterson Drilling") as a wholly-owned subsidiary of Patterson. Patterson Drilling was formed solely for the purpose of acquiring Tucker through a merger of Patterson Drilling with and into Tucker (the "Merger") as discussed in Note 2. As of June 30, 1996, no transactions had occurred involving the operating accounts of Patterson Drilling.

     Interim financial statements - The supplemental consolidated financial statements as of June 30, 1996 and for each of the six months ended June 30, 1995 and 1996 have been prepared by management of the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. These supplemental consolidated interim financial statements should be read in conjunction with the audited December 31, 1993, 1994 and 1995 supplemental consolidated financial statements. In the opinion of management, all adjustments (consisting of only normal recurring accruals) considered necessary for presentation have been included. Furthermore, the results of operations for the six months ended June 30, 1996 are not necessarily indicative of the results expected for the full year.

     Management estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Drilling operations - The Company follows the percentage-of-completion method of accounting for day work and footage drilling arrangements. Under this method all drilling revenues, direct costs and appropriate portions of indirect costs, related to the contracts in progress, are recognized as contract drilling services are performed.

     The Company follows the completed contract method of accounting for turnkey drilling arrangements. Under this method, all drilling advances, direct costs and appropriate portions of indirect costs (including maintenance, repairs and depreciation) related to the contracts in progress are deferred and recognized as revenues and expenses in the period the contracts are completed.

     Provision for losses is made on incomplete contracts when significant losses are anticipated.

     Equipment  inventory  -  Equipment  inventory  consists  primarily  of
equipment  to  be  used   in conjunction with the Company's contract drilling
activities. The inventory is stated at the lower of cost or market. Cost is determined by the first-in, first-out method.


                                  (Continued)
                                       11

                    PATTERSON ENERGY, INC. AND SUBSIDIARIES
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Undeveloped oil and gas properties held for resale - Undeveloped oil and gas properties held for resale represent leasehold interests in unproven oil and gas properties which the Company expects to sell. Also included are leasehold costs programmed for development under arrangements which will provide for reimbursement of such costs to the Company. Such properties are carried at lower of cost or net realizable value. The Company recognizes gains or losses upon disposition or impairment of the properties. For the years ended December 31, 1993, 1994 and 1995, the Company recorded impairment of undeveloped properties of approximately $287,000, $313,000 and $56,000, respectively.

     Property and equipment -

     (a) Property and equipment (other than oil and gas) - Depreciation of property and equipment (other than oil and gas properties) is provided on the straight-line method over their estimated useful lives as follows:


                                               Lives (years)
                                               -------------
                  Drilling rigs and equipment      2-15
                  Automotive equipment             2-07
                  Office furniture                 3-10
                  Buildings                        5-20
                  Other                            3-07

     (b) Oil and gas properties - The Company follows the successful efforts method of accounting, using the field as its accumulation center for capitalized costs. Under the successful efforts method of accounting, costs which result directly in the discovery of oil and gas reserves and all development costs are capitalized. Exploration costs which do not result directly in discovering oil and gas reserves are charged to expense as incurred. The capitalized costs, consisting of lease and well equipment, lease acquisition costs and intangible development costs are depreciated, depleted and amortized on the unit-of-production method, based on petroleum engineer estimates of recoverable proved developed oil and gas reserves of each respective field. In addition, net capitalized costs are subject to a periodic ceiling limitation. Such costs are limited to the undiscounted future net revenues from proved oil and gas properties, using period end costs and prices, after considering potential future income tax effects. There were no charges relating to ceiling limitations during the years ended December 31, 1993, 1994 and 1995.

     (c) Maintenance and repairs - Maintenance and repairs are charged against operations. Renewals and betterments which extend the life or improve existing properties are capitalized.

     (d) Retirements - Upon disposition or retirement of property and equipment (other than oil and gas properties), the cost and related accumulated depreciation are removed from the accounts and the gain or loss thereon, if any, is credited or charged to income.

     The Company recognizes the gain or loss on the sale of either a part of a proved oil and gas property or of an entire proved oil and gas property constituting a part of a field upon the sale or other disposition of such. The unamortized cost of the property or group of properties, a part of which was sold or otherwise disposed of, is apportioned to the interest sold and the interest retained on the basis of the fair value of those interests.

     Income per common share - Income per common share of stock is based on the weighted average number of shares outstanding during the year. Common stock equivalents are excluded for the years ended December 31, 1993 and 1994 because their effect is antidilutive and included for the year ended December 31, 1995. The average number of shares outstanding has been adjusted for all periods to give effect to the number of shares outstanding as a result of the mergers discussed in Notes 2 and 7.




                                  (Continued)
                                       12

                    PATTERSON ENERGY, INC. AND SUBSIDIARIES
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     In addition, the number of shares outstanding has also been adjusted for the year ended December 31, 1993, to give effect to the issuance of treasury stock to existing stockholders in 1993 (see Note 7). The dilutive effect of this transaction was calculated using the treasury stock method.

     Income taxes - Income taxes are provided based on earnings reported for financial statement purposes. The provision for income taxes differs from the amounts currently payable because of temporary differences in the recognition of certain income and expense items for financial reporting and tax reporting purposes.

     The Company and its subsidiaries adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109") effective January 1, 1993, the beginning of its 1993 fiscal year, and did not retroactively apply the provisions of SFAS 109 prior to that date. SFAS 109 requires the asset and liability approach be used to account for income taxes. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between financial statement and tax basis of assets and liabilities using enacted rates in effect for the year in which the differences are expected to reverse. Deferred tax assets (net of a valuation allowance) primarily result from net operating loss carryforwards, certain accrued but unpaid insurance losses, unpaid state income taxes, alternative minimum tax credit carryforwards and investment tax credit carryforwards.

     The cumulative effect as of January 1, 1993, of adopting this new
accounting  standard   was  not material to the financial position  of  the
Company. Also, there was no material impact on the supplemental consolidated statement of income for the year ended December 31, 1993.

     Investment tax credits are recorded under the flow through method as a reduction of the provision for income taxes.

     The Company files a consolidated Federal income tax return.

     Statement of cash flows - For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash on deposit and unrestricted certificates of deposit with original maturities of less than 90 days.

     Reclassifications - Certain reclassifications have been made to the 1993 and 1994 supplemental consolidated financial statements in order for them to conform with the 1995 presentation. The reclassifications had no effect on net income or stockholders' equity for those years.

2. MERGER AND ACQUISITIONS

     Tucker Drilling Company, Inc. - On April 22, 1996, as amended on May 16, 1996, the Company and Tucker executed the Agreement and Plan of Merger among Patterson Energy, Inc., Patterson Drilling Company and Tucker Drilling Company, Inc. (the "Merger Agreement") whereby Patterson Drilling would merge with and into Tucker. Tucker survives the merger as a wholly-owned subsidiary of Patterson assuming the name of Patterson Drilling. On July 30, 1996, the Merger was consummated by a required approval of stockholders of both Patterson and Tucker.

     Pursuant to the terms of the Merger Agreement, each share of Tucker common stock outstanding on July 30, 1996 was converted into 0.74 of a share of Patterson common stock ("Exchange Ratio"), and all options to purchase shares of Tucker common stock outstanding on that date became options to purchase Patterson common stock upon the terms of the governing stock option plans and as adjusted by the Exchange Ratio. A total of 1,577,514 shares of Patterson common stock was issued pursuant to the Merger and an additional 74,592 shares of Patterson common stock was reserved for issuance under the outstanding Tucker stock options, (which, upon consummation of the Merger, became options to purchase Patterson common stock). The Merger was treated as a reorganization within the meaning of Section



                                  (Continued)
                                       13

                    PATTERSON ENERGY, INC. AND SUBSIDIARIES
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

2. MERGER AND ACQUISITIONS (CONTINUED)

368(a) of the Internal Revenue Code of 1986, as amended and was accounted for as a pooling of interests for accounting purposes.

     Questor Drilling Corp. - On July 15, 1994, the Company acquired certain assets of Questor Drilling Corp. ("Questor") a Delaware corporation wholly-owned by Phibro Energy USA, Inc. ("Phibro"), pursuant to the terms of an Asset Purchase Agreement between the Company and Questor, dated July 8, 1994. The assets acquired consisted of: (a) nine drilling rigs and related equipment consisting primarily of 16 rig hauling trucks, and (b) a yard facility consisting of approximately 11 acres of real estate and improvements located thereon. The purchase price for the assets consisted of a cash payment of $4,500,000 and 250,000 shares of the Company's common stock, par value $0.01 per share. The total value of the transaction was $6,375,000. The purchase price was determined through arm's-length negotiation between Questor and the Company. Neither Questor nor Phibro is an affiliate of the Company. The operating results have been included in the consolidated operating results of the Company since the date of acquisition.

     The following summary, prepared on a pro forma basis, combines the consolidated results of operations as if Questor had been acquired as of the beginning of 1993, after including the impact of certain adjustments, such as the elimination of revenues and other income and expenses attributed to the assets not acquired from Questor, the increased interest expense on the acquisition debt and related income tax effects.


                                                 (Unaudited)
                                           Year ended December 31,
                               ------------------------------------------------
                                   1993                               1994
                               ------------                        ------------
                               (Dollars in thousands, except per share amounts)
         Revenues                   $43,214                          $43,609
         Net income                   1,037                            3,270
         Net income per share           .55                             1.24

     The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been in effect for the entire periods presented nor do the results give consideration for the above described merger with Tucker. In addition, they are not intended to be a projection of future results and do not reflect any synergies that might be achieved from combined operations.

3.  CASH

     Included in cash as of December 31, 1994 and 1995 was approximately $967,000 and $1,687,000, respectively, of monthly oil and gas sales to be distributed to revenue owners subsequent to year-end.

4.  PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 1994 and 1995:


                                                                                    1994              1995
                                                                                ------------      ------------
Drilling rigs and equipment................................................     $ 43,746,485      $ 57,598,179
Producing oil and gas properties, successful efforts method of accounting..       11,215,663        15,387,584
Undeveloped oil and gas properties, successful efforts method of accounting          338,032           251,500
Other equipment............................................................        9,904,372        11,460,737
Buildings..................................................................        2,747,992         2,743,138
Land.......................................................................          361,248           361,248
                                                                                ------------      ------------
                                                                                  68,313,792        87,802,386
Less accumulated depreciation, depletion and amortization..................      (46,775,762)      (53,417,041)
                                                                                ------------      ------------
                                                                                $ 21,538,030      $ 34,385,345
                                                                                ============      ============

                                  (Continued)
                                       14

                   PATTERSON ENERGY, INC. AND SUBSIDIARIES
           NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                                 (CONTINUED)



5.  NOTES PAYABLE

Notes payable consisted of the following at December 31, 1994 and 1995:

                                              1994              1995
                                          ------------  -----------
Loan agreement with The CIT
Group/Capital Equipment Financing, Inc.
entered into March, 1995, with a
revolving credit facility of
$7,000,000; monthly payments of
interest only at the one month London
Interbank Offered Rate (5.72% at
December 31, 1995) plus 3%; revolving
credit facility converts to 54 month
term loan requiring principal and
interest in monthly installments
commencing on October 14, 1996;
collateralized by 18 drilling rigs;
matures March, 2001.....................  $         --  $ 7,000,000

Note payable entered into July, 1994 in
the original amount of $5,000,000 to U.
S. Bancorp Leasing and Financial; 84
monthly installments (currently
$83,356) including interest at the one
month London Interbank Offered Rate
(5.72% at December 31, 1995) plus
3.75%, payments subject to increase or
decrease by the lender (as a result of
changes in interest rate);
collateralized by nine drilling rigs;
matures July, 2001......................     4,776,544    4,207,704

Line of credit with Norwest Bank Texas,
Wichita Falls, N.A. (formerly Parker
Square Bank, N.A.) entered into
September, 1994, with a facility of
$1,000,000.  The line of credit note
was renewed and increased to $2,385,833
in June, 1995.  The line was amended
and restated and increased to
$3,500,000 in December, 1995; monthly
payments of interest only at the Wall
Street Journal prime rate (8.5% at
December 31, 1995) plus .25%;
collateralized by certain of the
Company's oil and gas properties;
matures December 1, 1997................            --    1,999,403

Line of credit with Financial Services
Partnership of Snyder an entity related
to the Company's Chairman of the
Board/Chief Executive Officer and the
Company's President/Chief Operating
Officer with a facility of $710,000
originally due May, 1994.  The
line-of-credit was renewed in December,
1993, bearing interest at 8%, payable
monthly, and is collateralized by
accounts receivable and other
intangibles.  In December, 1994, the
maturity date of the line-of-credit was
extended to December, 1996.  In
December, 1995, the maturity date of
the line of credit was extended to
December, 1997..........................       709,000      609,000

Note payable entered into during
December, 1993 in the original amount
of $1,750,000 to Snyder National Bank;
monthly  principal payments of $29,167
plus interest at Chase Manhattan Bank's
prime rate (8.5% at December 31, 1994);
collateralized by the Company's
drilling rigs and real estate;
scheduled maturity December 1998.  The
note was paid prior to its maturity in
1995....................................     1,400,000           --
                                          ------------  -----------
                                             6,885,544   13,816,107
Less current maturities.................     (918,834)    (909,634)
                                          ------------  -----------
                                          $  5,966,710  $12,906,473
                                          ============  ===========


                                  (Continued)
                                       15

                    PATTERSON ENERGY, INC. AND SUBSIDIARIES
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)
5.  NOTES PAYABLE (CONTINUED)

     The CIT Group/Capital Equipment Financing, Inc. ("CIT") Loan Agreement and the Norwest Bank Texas, Wichita Falls, N.A. ("Norwest") line of credit contain a number of representations, warranties and covenants, the breach of which, at the election of CIT or Norwest, would accelerate the maturity date of the loans. The covenants include:

o Maintenance on a quarterly basis of a consolidated cash flow coverage ratio of at least 1.5:1 (sum of net income, plus depreciation, depletion and amortization, less dividends paid and extraordinary items in the prior four quarters; divided by the sum of the current portion of long-term debt and capitalized lease obligations coming due in the following four quarters).

o Maintenance on a consolidated basis of tangible net worth of at least $12,000,000 (CIT): $18,000,000 (Norwest).

o Maintenance on a consolidated basis of a ratio of total liabilities to tangible net worth of not greater than 1.75:1.

o Without written consent of CIT and/or Norwest, the Company cannot conduct any business not being conducted by the Company on March 14, 1995, nor liquidate, dissolve or merge into any other entity.

o The Company shall not pay, or authorize the payment of, any dividends on any stock, debenture or other security without the prior written consent of Norwest.

     The U.S. Bancorp Leasing and Financial note payable contains a provision that the Company may prepay the note in whole, but not in part, by remitting to the lender an amount equal to the principal balance at the time of such prepayment and an administrative fee equal to a specified percentage of such balance as follows:


      Month of prepayment                                         Amount of fee
      -------------------                                         -------------
              1-12......................................................4%
             13-24......................................................3%
             25-36......................................................2%
             37-48......................................................1%

     The Financial Services Partnership note payable contains a covenant that requires the Company to maintain a minimum ratio of "accounts receivable trade" to "loan balance outstanding" of 1.5:1.

     Other restrictive covenants under the terms of all debt agreements require that the underlying collateral not be subjected to impairment, sold, conveyed, transferred, encumbered, mortgaged, pledged, assigned or hypothecated in any manner without express written consent of the lenders.

     At December 31, 1995, the Company was in compliance with all loan covenants.

     Unused credit available under revolving notes payable and line-of-credit agreements totaled $1,600,000 at December 31, 1995. A commercial bank has issued a letter of credit to the Company's workers' compensation insurance carrier on behalf of the Company in the amount of $150,000. Additionally, the Company maintains a letter of credit in the amount of $475,000 with a bank for the benefit of an insurance company as collateral for retrospective premiums and retained losses which could become payable under the terms of the Company's insurance contract which existed prior to consummation of the Merger. The Company pays a fee in the amount of one percent per annum on the unused balance. The letter of credit expires on November 30, 1996 with provision for an indefinite number of annual extensions of the expiration date. No amounts have been drawn under the letter of credit.

     The Company has pledged as collateral a US Treasury bill, maturing on November 14, 1996 with a book value of approximately $524,000 against the letter of credit.




                                  (Continued)
                                       16

                    PATTERSON ENERGY, INC. AND SUBSIDIARIES
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

5.  NOTES PAYABLE (CONTINUED)

     Five year maturities of notes payable - Scheduled maturities of notes payable subsequent to December 31, 1995, are as follows:

                1996......................... $   909,634
                1997.........................   4,446,407
                1998.........................   1,895,985
                1999.........................   1,958,973
                2000.........................   2,027,402
                Thereafter ..................   2,577,706
                                              -----------
                Total........................ $13,816,107
                                              ===========

6.  COMMITMENTS AND CONTINGENCIES

     Commitments - On July 15, 1994, the Company issued 250,000 shares of common stock as part of the purchase price of certain assets. The terms of the transaction included a registration rights agreement that, among other matters, provided in the event the holder of the shares ("Holder") still held the shares on April 1, 1996, but prior to April 1, 1997, at the request of the Holder, during such period, the Company would use its best efforts to arrange for the purchase of the shares at the best available price; provided, however, that if the price were less than $7.50 per share (before deduction of any brokerage commission), the Company would pay to the Holder the difference between $7.50 per share and the consideration received by the Holder (See Note
7).

     During September 1995, the Holder sold the 250,000 shares to Metropolitan Life Insurance Company Separate Account EN ("MetLife"). At the time of the sale to MetLife, MetLife and the Company amended and restated the registration rights agreement ("Amended and Restated Agreement") in its entirety. The Amended and Restated Agreement provides that the Company, upon written notice from MetLife, or any transferee of the 250,000 shares, on or after February 1, 1996, shall file, at the Company's expense, a "shelf" registration statement with the commission and keep the registration statement effective until the earlier to occur of (i) such time as all of the registered shares have been sold, (ii) two years from the effective date of the registration statement, or
(iii) the date on which such shares become available for a resale under Rule 144(k) of the Securities Act of 1933. The provisions relating to the $7.50 price guarantee and the remittance to the Company of sales proceeds in excess of $9.00 per share were eliminated.

     Supplemental executive retirement plan - Effective April 1, 1991 the Tucker Drilling Company, Inc. Supplemental Executive Retirement Plan (the "Plan") was established for certain officers and key employees. Pursuant to agreements, as amended on April 22, 1996 and May 16, 1996 with related participants of the Plan, the Company is obligated to pay each participant or, the designated beneficiary, a lump sum at such participant's death, disability or retirement. The amount to be paid to each participant is equal to the participant's vested benefit at such date limited however, to related benefits received from underlying insurance policies as described below. These obligations are unsecured general liabilities of the Company. As of December 31, 1995 there were seven participants in the Plan and benefits accrue to the participants in equal annual amounts over ten years of service beginning April 1, 1991. Fully vested benefits are in the aggregate approximately $1,498,000. The estimated present value of the future benefit obligations as of April 1, 1991 will be accrued over the same ten year period as the benefits vest. As of December 31, 1995 approximately $237,000 has been accrued as a liability and approximately $44,000 has been expensed. As of December 31, 1994, approximately $193,000 had been accrued and approximately $50,900 was expensed under the Plan.

     The Company, through a grantor trust of which it is beneficiary, owns life insurance policies on the participants, and an annuity from which future premiums on the life insurance policies will be paid. These assets are included as other assets at a book value of approximately $568,000 and $528,000 at December 31, 1995 and 1994, respectively.





                                  (Continued)
                                      17

                    PATTERSON ENERGY, INC. AND SUBSIDIARIES
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)


6.  COMMITMENTS AND CONTINGENCIES (CONTINUED)

     The insurance company which is the issuer of the life insurance and annuity contracts owned by the Company is currently under the supervision of the Michigan Commissioner of Insurance pursuant to an Order of Rehabilitation. Although the insurance company has continued to pay death benefits and scheduled annuity benefits, cash surrender values reflected above may be subject to change and access to such cash surrender values may be limited pending the negotiation of assumption reinsurance agreements.

     Contingencies - (a) The Company's drilling and oil and gas exploration and production operations are subject to inherent risks, including blowouts, cratering, fire and explosions which could result in personal injury or death, suspended drilling operations, damage to or destruction of equipment, damage to producing formations and pollution or other environmental hazards. As a protection against these hazards, the Company maintains general liability insurance coverage of $1,000,000 per occurrence with a $3,000,000 aggregate and excess liability and umbrella coverages of up to $15,000,000 per occurrence with a $15,000,000 aggregate. The Company believes it is adequately insured for public liability and property damage to others with respect to its operations. However, such insurance may not be sufficient to protect the Company against liability for all consequences of well disasters, extensive fire damage or damage to the environment. The Company also carries insurance to cover physical damage to or loss of its rigs; however, it does not carry insurance against loss of earnings resulting from such damage or loss.

     The Company's lenders which have a security interest in the drilling rigs are named as loss payees on the physical damage insurance on such rigs. The Company has never been fined or incurred liability for pollution or other environmental damage in connection with its operations.

     (b) In April, 1993, a wrongful death and survivorship suit was filed against the Company and the operator of a well in the 59th Judicial District Court of Grayson County, Texas (Case No. 93-0721). The suit arose out of a drilling rig accident in Gonzales County, Texas on February 7, 1993. An employee of the Company died in the accident. The survivorship action was brought against the operator by the decedent's estate, and the wrongful death action was brought against the Company and the operator by family members. In addition, another employee of the Company was injured in the accident and has joined the suit against the operator as a plaintiff. The Company was engaged in drilling a horizontal well under a contract with the operator of the well when the accident occurred. The suit asserts, among other things, a claim for
gross  negligence   against  the  Company  and  a  claim for  negligence  and
gross negligence against the operator. The Company's defense has been assumed by the insurance carrier under the Company's workers' compensation policy.

     The Company has been informed by the insurance carrier that the accident constitutes a single occurrence under the policy, subject to a $100,000 deductible. The operator has made a claim against the Company under the Company's drilling contract with the operator for indemnification. The claims against the Company and the operator have been settled, but the terms of the settlement must be approved by the Court. The settlement amounts are less than the coverage available under the Company's workers' compensation policy and general liability policy. The Company's general liability insurance carrier has determined that the operator's claim for indemnification against the Company is covered by the Company's general liability policy (subject to a $25,000 deductible), but is assessing whether the amount of the settlement agreed to by the operator and the defense costs claimed by the operator are reasonable.

     (c) In March 1994, a suit was filed against the Company, Patterson Petroleum, Inc., an employee of the Company and the operator of a well, in the 71st Judicial District Court of Harrison County, Texas (Case No. 94-0255). The suit arose out of a drilling rig accident in Burleson County, Texas in January 1994. An individual died in the accident. The action was brought on behalf of the decedent's minor child. Another child intervened in the suit. The Company was engaged in drilling a horizontal well under a contract with the operator of the well when the accident occurred. The suit asserted a claim for negligence against the company and the other defendants. The Company's and Patterson Petroleum's defense was assumed by the insurance carrier under the Company's general liability policy, which is subject to a $25,000 deductible. This case has been settled within the limits of liability coverage.


                                  (Continued)
                                      18

                    PATTERSON ENERGY, INC. AND SUBSIDIARIES
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)





6.  COMMITMENTS AND CONTINGENCIES (CONTINUED)

     (d) In addition, the Company is also involved in various routine litigation incident to its business. In the Company's opinion, none of these proceedings will have a material adverse effect on the Company.

7.  STOCKHOLDERS' EQUITY

     In January, 1993, the Company sold 97,554 shares of treasury stock to the existing stockholders of the Company (including officers and directors) on a proportionate share ownership basis. The shares were sold for $0.54 per share and the proceeds were used to retire a note payable to SSI Oil & Gas, Inc., a company then indirectly owned by the Chairman of the Board/Chief Executive Officer, and currently owned 50% by an affiliate of the Company's Chairman of the Board/Chief Executive Officer and 50% by the President/Chief Operating Officer.

     On October 19, 1993, the Company reincorporated in the State of Delaware in a transaction pursuant to which the Company merged with and into a new Delaware company that was formed as a wholly-owned subsidiary of the Company. The new Delaware company has the authority to issue 5,000,000 shares of common stock, par value $0.01 per share and 1,000,000 shares of Preferred Stock, par value $0.01 per share. The Plan and Agreement of Merger provided for the exchange of 1 share of common stock of the new Delaware company for 1.51214 shares of common stock of the Company. The new Delaware company is the surviving corporation, and immediately after the merger had 1,803,604 shares of common stock issued and 1,550,000 outstanding and no shares of preferred stock issued or outstanding. The merger has been retroactively applied to the share information presented in the financial statements.

     In November, 1993, the Company completed an initial public offering of 745,000 shares of common stock and 745,000 redeemable warrants at a price of $6.75 per share of common stock and $0.25 per redeemable warrant. Also, on December 21, 1993, the underwriters of the Company's public offering exercised a portion of their overallotment option to purchase 90,000 additional shares of common stock and 111,750 additional redeemable warrants. Net proceeds from the offering totaled approximately $4,700,000.

     In July, 1995, the Company elected to redeem all of its outstanding redeemable warrants (856,750) at the redemption price of $0.05 per warrant.
The redemption date was September 11, 1995 (the "Redemption Date"). Any right to exercise a redeemable warrant terminated on September 8, 1995, the business day immediately preceding the Redemption Date. As of September 26, 1995, the Company issued 426,874 shares of common stock upon the exercise of 853,748 redeemable warrants at $7.50 per share. Of the remaining 3,002 redeemable warrants, 2,002 were redeemed and the remaining warrants expired. The Company received approximately $2,995,000 from the exercise of the redeemable warrants. The funds were included in the Company's working capital and have been used for general corporate purposes.

     In November, 1995, the Company issued a total of 35,577 shares of common stock to the underwriters of the Company's initial public offering pursuant to their exercise of 75,315 redeemable warrants. The redeemable warrants were issued to the underwriters pursuant to the partial exercise of underwriter warrants issued as partial compensation for their underwriting services in connection with the initial public offering. Total proceeds received by the Company for the exercise of the underwriters warrants and the redeemable warrants was approximately $281,000.

     In July, 1994, the Company acquired certain assets of Questor pursuant to the terms of an Asset Purchase Agreement between the Company and Questor, dated July 8, 1994. The purchase price for the assets consisted of a cash payment of $4,500,000 and 250,000 shares of the Company's common stock, par value $0.01 per share. The total value of the transaction was $6,375,000.

     In September, 1994, the Board of Directors of the Company approved a resolution that all shares of Common stock, par value $.01 per share, of the Company then issued but not outstanding (the "Treasury Stock") be retired. The Board of Directors further approved a resolution that the Treasury Stock resume the status of authorized and unissued shares of common stock.



                                  (Continued)
                                       19

                    PATTERSON ENERGY, INC. AND SUBSIDIARIES
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)




7.  STOCKHOLDERS' EQUITY (CONTINUED)

     In May, 1995, the Company acquired three drilling rigs and related equipment from a non-affiliated person. The purchase price for the rigs consisted of $367,500 cash, 97,500 shares of the Company's common stock and warrants to purchase an additional 75,000 shares at an exercise price of $9.00 per share. The total value of the transaction was $1,089,750. The Company has granted certain registration rights to the seller with respect to the 97,500 shares and the 75,000 shares purchasable upon exercise of the warrants (collectively the "registrable securities") consisting of (a) a one-
time right after December 1, 1995, but prior to December 1, 1998, to cause the Company to file, at the Company's expense, a registration statement with the Securities and Exchange Commission (the "Commission") covering the registrable securities, provided that the number of shares that may be sold in any given calendar month in connection with such registration statement may not exceed
the greater of (i) 37,500 shares or (ii) the greater  of  0.196   times  the
average   monthly  trading   volume  of  the Company's  common   stock  on
NASDAQ/NM over the preceding 12 calendar months, and (b) the right to join the registrable securities in any registration statements filed by the Company with the Commission.

     At December 31, 1995, the Company has 4,747,083 shares of common stock issued and outstanding and no shares of preferred stock issued or outstanding.

8.  STOCK OPTIONS AND WARRANTS

     Employee Stock Incentive Plan - In August, 1993, the Company adopted the Patterson Energy, Inc. 1993 Stock Incentive Plan (the "Stock Incentive Plan"). The purpose of the Stock Incentive Plan is to provide continuing incentives to the Company's key employees, which may include, but shall not necessarily be limited to, members of the Board of Directors (excluding members of the Compensation Committee) and officers of the Company. The Stock Incentive Plan provides for an authorization of 175,000 shares of common stock for issuance thereunder. Under the Stock Incentive Plan, the Company may grant to key employees awards of stock options and restricted stock or any combination
thereof.   The  Company may grant both incentive stock options ("incentive stock options") intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, and options which are not qualified as incentive stock options. The options become immediately exercisable in the event of a change in control (as defined in the Stock Incentive Plan) of the Company. Under the Stock Incentive Plan the exercise price of incentive stock options must be at least equal to the fair market value of the stock on date of grant and the exercise price of non-incentive stock options may not be less than 80% of the fair market value on date of grant.

     Stock options covering a total of 166,000 shares of common stock have been granted to date under the Stock Incentive Plan to five executive officers and 15 other employees of the Company, including Mr. Patterson (options covering 70,000 shares or approximately 42% of the total options granted). The outstanding options were variously granted on March 31, and October 27, 1995. Each of the options has a 10-year term. The options granted on March 31, 1995, are exercisable at a price of $7.25 per share; while the options granted on October 27, 1995, are exercisable at a per share price of $12.50. These exercise prices were equal to the fair market value of the stock on the respective grant dates. The options vest in equal annual increments of 20% beginning on the date of grant and continuing on each succeeding anniversary date. No options have been exercised at December 31, 1995.

     In March 1983, the Board of Directors of Tucker approved and implemented an Incentive Stock Option Plan (including stock appreciation rights) which was amended in 1988 to allow for granting of nonqualified stock options, and in 1991 was further amended to eliminate stock appreciation rights. The purpose of the Plan was to attract and retain key employees and directors and to provide such persons with a proprietary interest in Tucker through the granting and exercise of stock options. The maximum number of shares of common stock which may be granted under the plan is 126,910 shares. The proceeds from the sale of common stock pursuant to the plan were to be added to the general funds of Tucker and used for general corporate purposes.





                                  (Continued)
                                       20

                    PATTERSON ENERGY, INC. AND SUBSIDIARIES
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)





8.  STOCK OPTIONS AND WARRANTS (CONTINUED)

     In June 1994 the Board of Directors of Tucker adopted the Tucker Drilling Company, Inc. 1994 Non Qualified Stock Option Plan. Officers and directors were not eligible to receive options from this plan. The maximum number of shares available for issuance under the plan was 20,720 shares.

     Each of the plans provide that options may be granted to purchase shares at prices not less than the fair market value at date of grant. The exercise period is governed by option agreements, but in no event may the exercise period extend beyond ten years from date of grant. As discussed at Note 2, existing stock options and other employee incentive plans of Tucker effectively became plans to purchase or receive common stock of Patterson as consummation of the Merger. Accordingly, stock rights inherent in such plans are affected by the Exchange Ratio.

     Non-Employee Directors' Stock Option Plan - In June 1995, Patterson adopted the Non-Employee Directors' Stock Option Plan (the "Outside Directors' Plan"). The purpose of the Outside Directors' Plan is to encourage and provide incentive for high level performance by non-employee directors of the Company.

     An Aggregate of 30,000 shares of Common Stock are reserved for issuance under the Outside Director's Plan, to directors who are not employees of the Company. The exercise price of the options will be the fair market value of the stock on the date of grant. Outside directors are automatically granted options to purchase 5,000 shares initially and an additional 1,000 shares for each subsequent year that they serve up to a maximum of 10,000 shares per director. Each option is exercisable one year after the date of grant and expires five years from the date of grant. The options become immediately exercisable in the event of a change in control (as defined in the Outside Director's Plan) of the Company. On June 6, 1995, each of the outside directors of Patterson was automatically granted an option covering 5,000 shares with an exercise price of $9.00 per share. No other options have been granted to date under the Outside Director's Plan, and none have been exercised as of December 31, 1995.

     Public relations services stock options - During November 1994, February 1995, and July 1995, the Company issued options covering a total of 125,000 shares of common stock to two consultants as partial compensation for public relations services rendered to the Company. The respective options were fully exerciseable upon grant date. In November 1994, 32,500 options were granted at $7.50 per share and 12,500 options were granted at $8.50 per share. In February 1995, 20,000 options were granted at $8.775 per share and in July 1995, 60,000 options were granted at $9.625 per share. The options expire five years from date of grant. No options have been exercised at December 31, 1995.

     Underwriters' warrants - In November 1993, the underwriting firms of the Company's initial public offering were issued warrants as partial consideration for their underwriting services for the initial public offering. The warrants give the underwriters the right to purchase 75,315 shares of the Company's common stock at a price of $8.68 per share and 75,315 redeemable
warrants  at  $.375 per warrant.   In November 1995, 75,315 Redeemable
Warrants were issued to the underwriters due to a partial exercise of the warrants. These Redeemable Warrants were immediately exercised by the underwriters at a price of $7.50 per share resulting in the issuance of 35,577 shares of the Company's common stock. The right to purchase 75,315 shares of the Company's common stock under the underwriters' warrants will expire in November 1998.

     Stock purchase warrants - In May 1995, the Company issued 75,000 warrants exerciseable at $9.00 per share as partial consideration for the purchase of three drilling rigs and related equipment. (See Note 7). The warrants were exerciseable upon issuance and expire on December 31, 1997. No warrants have been exercised at December 31, 1995.


                                  (Continued)
                                       21

                    PATTERSON ENERGY, INC. AND SUBSIDIARIES
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

8.  STOCK OPTIONS AND WARRANTS (CONTINUED)

     The following table contains information concerning stock options and warrants:




        GRANTED                 SHARES             AVERAGE EXERCISE PRICE
        -------                 -------            ----------------------
          1993                  112,973                  $ 8.29
          1994                   53,880                    7.86
          1995                  331,000                    9.67
       EXERCISED
       ---------
          1993                       --                  $   --
          1994                    5,476                    7.93
          1995                   56,158                    7.62
      SURRENDERED
      -----------
          1993                       --                  $   --
          1994                      444                    8.28
          1995                    1,776                    8.28
OUTSTANDING AT YEAR END
------------------------
          1993                  230,263                   $8.16
          1994                  278,223                    8.10
          1995                  551,289                    9.08
EXERCISEABLE AT YEAR END
------------------------
          1993                  208,951                   $8.14
          1994                  259,131                    8.09
          1995                  401,385                    8.76

9.  LEASES

     Rent expense for office space and certain tools and equipment under monthly rental agreements and operation leases in 1993, 1994 and 1995 was $518,525, $792,885 and $1,042,000, respectively.

     For the years ended December 31, 1993 and 1994, the Company paid $13,800 in lease payments for each year. During April 1995, the Company acquired a 57.85% undivided interest in each of two drilling rigs in which the Company owned the remaining 42.15% interest. The interests were acquired from Navajo Rigs, Inc. ("Navajo"), an affiliated entity, for a purchase price of $433,875 in cash pursuant to a merger of Navajo into Patterson. The acquired interests were leased by the Company on a month-to-month basis prior to the acquisition.

10.  INCOME TAXES

     The provision for income taxes for the years ended December 31, 1993, 1994 and 1995 consists of the following:


                                               1993         1994         1995
                                             --------    ----------  ------------
Federal:
Current..............................        $ 41,213    $  105,019  $    138,825
Deferred income tax benefit..........              --      (406,515)   (1,000,324)
                                             --------    ----------  ------------
                                               41,213      (301,496)     (861,499)
State:
Current..............................          82,096       108,330        74,735
                                             --------    ----------  ------------
Total income tax expense (benefit)...        $123,309    $ (193,166) $   (786,764)
                                             ========    ==========  ============



                                  (Continued)
                                       22

                    PATTERSON ENERGY, INC. AND SUBSIDIARIES
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

10.  INCOME TAXES (CONTINUED)

     The effective income tax rate varies from the Federal statutory rate as follows for the years ended December 31, 1993, 1994 and 1995:


                                               1993    1994    1995
                                              ------  ------  -------
            Statutory Tax Rate..............   34.0%   34.0%    34.0%
            Net operating loss carryforward.  (34.0)  (34.0)   (34.0)
            Reduction of valuation allowance     --    (8.5)   (41.4)
            State franchise taxes...........    4.7     2.3      3.1
            Alternative minimum taxes.......    2.4     2.2      5.8
                                              -----   -----    -----
            Effective tax rate..............    7.1%   (4.0%)  (32.5%)
                                              =====   =====    =====

     There are $53,516 and $51,810 of accrued Federal income taxes in accrued expenses at December 31, 1994 and 1995, respectively. There is $54,101 of prepaid Federal income taxes in prepaid expenses at December 31, 1995. There are $139,835 and $135,642 of accrued state income taxes in accrued expenses at December 31, 1994 and 1995, respectively.

     As of January 1, 1993, the deferred tax asset valuation allowance of approximately $6,405,000 was due primarily to net operating loss ("NOL") carryforwards which were not expected to be utilized before their respective expiration dates or which benefits the Company was unable to predict whether they would more likely than not be realized. During 1994 and 1995, the Company changed its estimate with respect to the future benefits of the NOL carryforwards and, accordingly, reduced the related valuation allowance. To the extent the valuation allowance was reduced, the related tax benefit was credited to income.

     The tax effect of significant temporary differences representing deferred tax assets and changes therein were as follows (in thousands):


                                 JANUARY 1,    NET     JANUARY 1,     NET     JANUARY 1,    NET      DECEMBER 31,
                                   1993       CHANGE     1994        CHANGE     1995       CHANGE       1995
                                   ----       ------     -----       ------     ----       ------       ----
Deferred tax assets:
 Net operating loss
   carryforwards...............  $ 6,335      $(774)    $ 5,561    $(2,001)    $ 3,560      $ (891)    $2,669
 Investment tax credit
   carryforwards...............      469         --         469         --         469          --        469
 AMT credit carryforwards......       62         41         103        103         206          76        282
 Depletion carryforwards.......      492         64         556       (143)        413         199        612
 Property and equipment........       --         38          38         21          59         (59)        --
 Other.........................      157         (9)        148        137         285         (13)       272
                                 -------      -----     -------    -------     -------      ------     ------
                                   7,515       (640)      6,875     (1,883)      4,992        (688)     4,304
 Valuation allowance...........   (6,405)       396      (6,009)     2,223      (3,786)      1,691     (2,095)
                                 -------      -----     -------    -------     -------      ------     ------
   Deferred tax assets.........    1,110       (244)        866        340       1,206       1,003      2,209
Deferred tax liabilities:
 Property and equipment basis
   difference..................   (1,110)       244        (866)        67        (799)         (3)      (802)
                                 -------      -----     -------   --------     -------      ------     ------
   Net deferred tax asset......  $    --      $  --     $   --     $   407     $   407      $1,000     $1,407
                                 =======      =====     =======    =======     =======      ======     ======

     For tax return purposes, the Company had tax NOL carryforwards of approximately $7,990,000 and alternative minimum tax ("AMT") NOL carryforwards of approximately $5,788,000 at December 31, 1995. In addition, the Company had AMT credit carryforwards of $204,000 and statutory depletion carryforwards of approximately $1,801,000 at December 31, 1995, which may be carried forward
indefinitely as a credit against the regular tax liability.   If  unused,  the
aforementioned tax NOL carryforwards will expire in various amounts in years 1998 to 2008. During the years ended December 31, 1993, 1994 and 1995, the Company utilized approximately $2,277,000, $5,891,000, and $2,481,000 respectively, of NOL carryforwards. The Company had investment tax credit carryforwards of approximately $469,000 at December 31, 1995, which, if unused, will expire at various dates through 2001.



                                  (Continued)
                                       23

                    PATTERSON ENERGY, INC. AND SUBSIDIARIES
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

10.  INCOME TAXES (CONTINUED)

     During 1995, the Company's NOL carryforwards became subject to an annual limitation due to a change of over 50% in the stock ownership as defined by Internal Revenue Code Section 382 (g). Such limitations will be imposed upon the net earnings of the Company excluding any contribution from the operations acquired throughout the Merger ("Patterson Income") and separately imposed upon the net earnings generated from the operations of the Tucker assets acquired through the Merger ("Tucker Income"). The NOL carryforwards that can now be utilized to offset Patterson income in any year will be equal to approximately $1,808,000, which is determined by the value of Patterson's equity on August 2, 1995, the day prior to the ownership change, times 5.88%, the federal long-term exempt rate on that date as published by the U. S. Treasury Department. Similarly, the NOL carryforwards that can now be utilized to offset Tucker Income will be limited to approximately $1,540,000 which is determined by the value of Tucker's equity on July 29, 1996, the day prior to consummation of the Merger, times 5.78%, the federal long term exempt rate on that date.

11.  EMPLOYEE BENEFITS

     Profit sharing Plan - Effective January 1, 1992, the Company established a 401(k) profit sharing plan for all eligible employees. Company contributions are discretionary. For the year ended December 31, 1993, no contributions were made by the Company. In February, 1995, the Company made a contribution of approximately $70,000, which was accrued in the year ended December 31, 1994. In February, 1996, the Company approved a contribution of approximately $100,000, which has been accrued in the year ended December 31, 1995.

12.  BUSINESS SEGMENTS


     The Company is engaged in contract drilling of oil and gas wells and oil and gas exploration, development and production. Total revenues by business segment includes sales to affiliated customers. Information concerning the Company's business segments for the years ended December 31, 1993, 1994 and 1995 is as follows:


                                     1993         1994          1995
                                  -----------  -----------   -----------
Revenues:
  Contract drilling.............  $37,746,477  $54,822,766   $57,599,180
  Oil and gas...................    5,146,301    4,706,782     6,844,769
                                  -----------  -----------   -----------
  Total revenues................  $42,892,778  $59,529,548   $64,443,949
                                  ===========  ===========   ===========
Income (loss) from operations:
  Contract drilling.............  $ 2,625,008  $ 6,012,356   $ 3,675,782
  Oil and gas...................       45,294     (489,263)      (50,554)
  Other net.....................     (126,205)    (121,611)     (126,542)
                                  -----------  -----------   -----------
                                    2,544,097    5,401,482     3,498,686
                                  -----------  -----------   -----------
  General corporate expense (a).     (536,088)    (415,387)     (165,635)
  Interest income...............       62,327      193,417       145,774
  Interest expense..............     (330,739)    (366,152)   (1,064,523)
                                  -----------  -----------   -----------
Income before income taxes......  $ 1,739,597  $ 4,813,360   $ 2,414,302
                                  ===========  ===========   ===========
Identifiable assets:
  Contract drilling.............  $22,418,335  $31,886,409   $43,286,628
  Oil and gas...................    7,852,384   10,163,670    10,348,443
  Other.........................    3,648,880    7,458,724     9,355,775
                                  -----------  -----------   -----------
Total assets....................  $33,919,599  $49,508,803   $62,990,846
                                  ===========  ===========   ===========

---------------
(a) General corporate expense consists primarily of interest income and nonallocated general and administrative expenses.


                                  (Continued)
                                       24

                    PATTERSON ENERGY, INC. AND SUBSIDIARIES
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

12.  BUSINESS SEGMENTS (CONTINUED)


                                                          1993        1994          1995
                                                       ----------  -----------  -----------
Depreciation, depletion and amortization:
  Contract drilling..................................  $2,766,539  $ 3,524,635  $ 4,979,775
  Oil and gas........................................   1,761,953    1,265,683    2,416,378
  Other..............................................     126,205      121,611      126,542
                                                       ----------  -----------  -----------
Total depreciation, depletion and amortization ......  $4,654,697  $ 4,911,929  $ 7,522,695
                                                       ==========  ===========  ===========
Capital expenditures:
  Contract drilling..................................  $3,354,629  $10,297,980  $15,634,539
  Oil and gas........................................   1,883,727    2,968,625    5,106,895
  Other..............................................      19,671       21,718       42,340
                                                       ----------  -----------  -----------
Total expenditures...................................  $5,258,027  $13,288,323  $20,783,774
                                                       ==========  ===========  ===========

     No customer accounted for more than 10% of the Company's consolidated revenues for the years ended December 31, 1993, 1994 and 1995.

13.  OIL AND GAS EXPENDITURES

     Gross oil and gas expenditures by the Company in the United States for the years ended December 31, 1993, 1994 and 1995 are summarized below:


                                                          1993         1994           1995
                                                       ----------    ----------     ---------
Property acquisition costs...........................  $  188,107    $  860,759    $1,186,859
Exploration costs....................................   1,462,648     2,332,926     3,736,937
Development costs....................................     737,939       967,933     1,385,130
                                                       ----------    ----------    ----------
                                                       $2,388,694    $4,161,618    $6,308,926
                                                       ==========    ==========    ==========

     The aggregate amount of capitalized costs of oil and gas properties as of December 31, 1993, 1994 and 1995 is comprised of the following:


                                                          1993           1994           1995
                                                       -----------    -----------    -----------
Proved properties....................................  $11,595,196    $11,215,663    $15,387,584
Accumulated depreciation, depletion
  and amortization...................................   (8,589,933)    (7,445,261)    (9,009,244)
                                                       -----------    -----------    -----------
    Net proved properties............................  $ 3,005,263    $ 3,770,402    $ 6,378,340
                                                       ===========    ===========    ===========

14.  SUPPLEMENTARY OIL AND GAS RESERVE INFORMATION AND RELATED DATA
     (UNAUDITED)

OIL AND GAS RESERVE QUANTITIES

     The following table sets forth information with respect to quantities of net proved developed oil and gas reserves, and changes in those reserves for the years ended December 31, 1993, 1994 and 1995. The quantities were estimated by an independent petroleum engineering firm for the years ended December 31, 1993, 1994 and 1995. The Company's proved developed oil and gas reserves are located entirely within the United States.






                                  (Continued)
                                       25

                    PATTERSON ENERGY, INC. AND SUBSIDIARIES
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

14. SUPPLEMENTARY OIL AND GAS RESERVE INFORMATION AND RELATED DATA (UNAUDITED) (CONTINUED)

ESTIMATES OF RESERVES AND PRODUCTION PERFORMANCE ARE SUBJECTIVE AND MAY CHANGE MATERIALLY AS ACTUAL PRODUCTION INFORMATION BECOMES AVAILABLE.


                                                               OIL (BBLS)        GAS (MCF)
                                                             ---------------  ----------------
Estimated quantity, January 1, 1993......................        280,876        1,962,204
Revision in previous estimates...........................         34,657          161,732
Extensions, discoveries and other additions..............        177,273        1,119,152
Sales of reserves-in-place...............................           (459)         (10,088)
Production...............................................        (45,574)        (710,386)
                                                                --------       ----------
Estimated quantity, January 1, 1994......................        346,773        2,522,614
Revision in previous estimates...........................        125,485          468,746
Extensions, discoveries and other additions..............        299,623        1,872,512
Purchases................................................         27,400          181,495
Sales of reserves-in-place...............................        (75,193)        (416,328)
Production...............................................       (124,019)        (859,791)
                                                                --------       ----------
Estimated quantity, January 1, 1995......................        600,069        3,769,248
Revision in previous estimates...........................        (59,429)         549,322
Extensions, discoveries and other additions..............        405,364        2,272,738
Purchases................................................          2,280           40,386
Sales of reserves-in-place...............................             --               --
Production...............................................       (191,342)      (1,361,770)
                                                                --------       ----------
Estimated quantity, January 1, 1996......................        756,942        5,269,924
                                                                ========       ==========

RESULTS OF OPERATIONS FOR OIL AND GAS PRODUCING ACTIVITIES


                                                                    YEAR ENDED DECEMBER 31,
                                                        --------------------------------------------------
                                                             1993              1994              1995
                                                        ---------------  -----------------  --------------
Oil and gas revenues.....................................   $ 3,913,746       $ 3,593,786      $ 5,399,536
Gain on sale of oil and gas properties...................           --            151,287           38,394
Gain on sale of undeveloped properties...................           --             48,506           66,755
                                                            ----------        -----------      -----------
                                                              3,913,746         3,793,579        5,504,685
Costs and expenses (benefit):
  Production costs.......................................     1,207,003         1,150,590        1,715,155
  Exploration expenses...................................       363,943         1,493,676        1,137,557
  Depreciation, depletion and amortization...............     2,086,258         1,192,328        2,289,070
  Write down due to impairment of
    long lived assets....................................           --                 --          159,403
  Income tax (benefit)...................................       140,123           (20,745)          69,190
                                                            -----------       -----------      -----------
                                                              3,797,327         3,815,849        5,370,375
                                                            -----------       -----------      -----------
Results of operations for oil and gas producing
  activities.............................................   $   116,419       $   (22,270)     $   134,310
                                                            ===========       ===========      ===========



                                  (Continued)
                                       26

                    PATTERSON ENERGY, INC. AND SUBSIDIARIES
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

14. SUPPLEMENTARY OIL AND GAS RESERVE INFORMATION AND RELATED DATA (UNAUDITED) (CONTINUED)

STANDARDIZED MEASURE OF FUTURE NET CASH FLOWS OF PROVED DEVELOPED OIL AND GAS RESERVES, DISCOUNTED AT 10% PER ANNUM

                                                   YEAR ENDED DECEMBER 31,
                                            -------------------------------------
                                             1993             1994         1995
                                            -------          -------      -------
                                                      (000'S OMITTED)
Future gross revenues..................     $ 9,236          $15,336      $22,436
Future development and production costs       3,508            6,772        8,623
Future income tax expense(b)...........         566            1,055        2,158
                                            -------          -------      -------
Future net cash flows..................       5,162            7,509       11,655
Discount at 10% per annum..............      (1,153)          (1,943)      (2,987)
                                            -------          -------      -------
Standardized measure of discounted
future net cash flows..................     $ 4,009          $ 5,566      $ 8,668
                                            =======           ======      =======

(b) Future income taxes are computed by applying the statutory tax rate to future net cash flows less the tax basis of the properties and net operating loss attributable to oil and gas operations and investment tax credit carryforwards as of year-end; statutory depletion and tax credits applicable to future oil and gas-producing activities are also considered in the income tax computation.

CHANGES IN THE STANDARDIZED MEASURE OF NET CASH FLOWS OF PROVED DEVELOPED OIL AND GAS RESERVES DISCOUNTED AT 10% PER ANNUM

     The principal changes in the aggregate standardized measure of discounted future net cash flows attributable to the Company's proved developed oil and gas reserves are shown below.


                                                         YEAR ENDED  DECEMBER 31,
                                                   -------------------------------------
                                                    1993             1994         1995
                                                   -------          -------      -------
                                                             (000'S OMITTED)
Standardized measure at beginning of year...       $ 3,539          $ 4,009      $ 5,566
Sales and transfers of oil and gas produced,
  net of production costs...................        (2,707)          (2,337)      (3,891)
Net changes in sales price and future
  production and development costs..........          (390)          (1,516)         807
Extensions, discoveries and improved
  recovery, less related costs..............         2,771            4,070        6,278
Sales of minerals-in-place..................            --             (727)          --
Revision of previous quantity estimates.....           863            2,226          667
Accretion of discount.......................           354              401          574
Changes in production rates and other.......          (154)             (71)        (230)
Net change in income taxes..................          (267)            (489)      (1,103)
                                                   -------          -------      -------
Standardized measure at end of year.........       $ 4,009          $ 5,566      $ 8,668
                                                   =======          =======      =======

15.  CONCENTRATIONS OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of demand deposits, temporary cash investments and trade receivables.




                                  (Continued)
                                       27

                    PATTERSON ENERGY, INC. AND SUBSIDIARIES
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

15.  CONCENTRATIONS OF CREDIT RISK (CONTINUED)

     The Company believes that it places its demand deposits and temporary cash investments with high credit quality financial institutions. At December 31, 1994 and 1995, the Company's demand deposits and temporary cash investments consisted of the following:


                                                                     1994            1995
                                                                  -----------     -----------
Deposit in FDIC and SIPC-insured institutions under
  $100,000 and cash on hand..................................     $  571,446      $   563,743
Deposit in FDIC and SIPC-insured institutions over
  $100,000 and cash on hand..................................      4,258,509        4,984,675
Investment in US Treasury securities.........................        985,875               --
Mutual fund collateralized by US Treasury obligations and
  repurchase agreements which are collateralized by US
  Treasury securities........................................      2,336,268        6,664,034
                                                                  ----------      -----------
                                                                   8,152,098       12,212,452
Less outstanding checks and other reconciling items..........     (1,307,039)      (2,867,958)
                                                                  ----------      -----------
Cash and cash equivalents....................................      6,845,059        9,344,494
Investment in US Treasury securities (at cost as of March 31)      2,570,459          524,323
                                                                  ----------      -----------
                                                                  $9,415,518      $ 9,868,817
                                                                  ==========      ===========

     Concentrations of credit risk with respect to trade receivables are primarily focused on contract drilling receivables. The concentration is mitigated by the diversification of customers for which the Company provides drilling services. No significant losses from individual contracts were experienced during the years ended December 31, 1994 and 1995. Included in general and administrative expense for the period ended December 31, 1993, is a provision for 100% of a doubtful receivable in the approximate amount of $355,500. Included in general and administrative expense for the periods ended December 31, 1994 and 1995 are provisions for doubtful receivables of $107,757 and $137,757, respectively.

     The carrying values of cash and cash equivalents, marketable securities and trade receivables approximate fair value due to the short-term maturity of these assets.

16.  RELATED-PARTY TRANSACTIONS

     Use of assets - The Company leases a 1981 Beech King-Air 90 airplane owned by an affiliate of the Company's Chairman of the Board/Chief Executive Officer. Under the terms of the lease, the Company pays a monthly rental of $9,200 and the costs of fuel, insurance, taxes and maintenance of the aircraft. From July, 1992, until January, 1995, the Company and another affiliate of the Chairman of the Board/Chief Executive Officer were co-lessees of the aircraft. The Company paid monthly rental of $4,500 plus the Company's proportionate share of fuel. Under this agreement insurance, taxes and maintenance were shared equally by the Company and the co-lessee. The Company paid approximately $105,461, $126,497, and $174,455 for the lease of the airplane during 1993, 1994 and 1995, respectively.

     Purchase of oilfield equipment and related parts - In October 1994, the Company purchased oilfield equipment and parts from an entity currently owned 50% by an affiliate of the Company's Chairman of the Board/Chief Executive Officer and 50% by the President/Chief Operating Officer. The amount of the purchase was $150,000 and the Company had a related accounts payable of $125,000 to this entity at December 31, 1994.




                                  (Continued)
                                       28

                    PATTERSON ENERGY, INC. AND SUBSIDIARIES
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                                 (CONTINUED)


16.  RELATED-PARTY TRANSACTIONS (CONTINUED)

     Costs associated with the transportation of drilling fluids - During 1993, 1994 and 1995, the Company paid approximately $23,000, $25,700, and $1,864 respectively, and at December 31, 1994 and 1995 had accounts payable of approximately $397 and $941, respectively, for the transportation of drilling fluids that were provided by a company owned by the son-in-law of a member of the Company's Board of Directors.

     Contract drilling services - A company owned in part by a relative of the Chairman of the Board/Chief Executive Officer, contracted drilling services from the Company during 1993, 1994 and 1995. Revenues for 1993, 1994 and 1995 include approximately $960,000, $338,000, and $597,700 respectively, for these services.

     Sales of oil - A company owned in part by a relative of the Chairman of the Board/Chief Executive Officer, acted as the first purchaser of oil produced from leases operated by the Company, during 1995. Sales of oil to that entity, both royalty and working interest (including the Company) were approximately $5,870,000.

     Joint operation of oil and gas properties - The Company operates certain oil and gas properties in which the Chairman of the Board/Chief Executive Officer, the President/Chief Operating Officer and other persons or entities related to the Company purchased a joint interest ownership with the Company and other industry partners. The Company made oil and gas production payments (net of royalty) of $3,802,766, $2,765,303, and $3,907,116 from these properties in 1993, 1994 and 1995, respectively, to the aforementioned persons or entities. These persons or entities reimbursed the Company for joint operating costs of $3,605,569, $2,347,547, and $5,174,970 in 1993, 1994 and
1995 respectively.

     W.P. Carr, Jr. a former director of Tucker, individually owns or did own during the fiscal year interests in oil and gas properties which have been developed or are operated by the Company or in which the Company has invested. The Company bills Mr. Carr as other owners of interests in properties are billed (on a current basis), or he is billed by operators of properties in which the Company has invested, for his proportionate share of the development costs and operating expenses of such properties. The aggregate indebtedness to the Company of Mr. Carr did not exceed $60,000 at any time during the year ended December 31, 1995.

     W.P. Carr, Jr. a former director of Tucker, or entities in which Mr. Carr has a direct material interest, participated with the Company in certain oil and gas exploration and production activities. Amounts paid to the Company by Mr. Carr or entities in which Mr. Carr has a direct material interest for property and services were not material to the Company. The Company participated in exploration and production activities with entities in which W.P. Carr, Jr. has a direct material interest. Amounts paid by the Company to entities in which Mr. Carr has a direct material interest for property and services were not material to such entities.

     Common ownership in Navajo Rigs - Certain officers, directors and stockholders of the Company were also shareholders in Navajo Rigs (see Note 7).

     Note payable to related parties - Note payable to related parties is listed in Note 5.

     Sale of treasury stock to existing stockholders - In January 1993, the Company sold 97,554 shares of treasury stock to the existing stockholders of the Company (including officers and directors) on a proportionate share ownership basis. The shares were sold for $0.54 per share and the proceeds were used to retire a note payable to an affiliate of the Company's Chairman of the Board/Chief Executive Officer (See Note 7).

17.  EVENTS SUBSEQUENT TO DATE OF AUDITOR'S REPORT (UNAUDITED)

     Effective March 31, 1996, the Company revised its estimates relative to the realization of the future benefits of its net operating loss carryforwards and, accordingly, fully reduced the related valuation allowance recognizing a net deferred income tax benefit of $1,610,000. The Company continues to maintain a valuation allowance of approximately $470,000 as it does not appear


                                  (Continued)
                                       29

                    PATTERSON ENERGY, INC. AND SUBSIDIARIES
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                                 (CONTINUED)

17.  EVENTS SUBSEQUENT TO DATE OF AUDITOR'S REPORT (UNAUDITED) (CONTINUED)


likely that the Company will realize the benefit of certain other deferred tax assets prior to their respective expirations. The Company incurred net deferred income tax expense of approximately $139,000 during the six months ended June 30, 1996.

     The Company adopted Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed of" during the fiscal quarter ended March 31, 1996. The Statement establishes accounting standards for determining the impairment of the Company's long-lived assets. Implementation of the Statement did not result in any adjustments to the carrying values of such assets.

     The Company adopted Statement of Financial Accounting Standard No. 123, "Accounting for Stock Based Compensation" during the fiscal quarter ended March 31, 1996. The Statement defines a fair value based method of accounting (i.e., using an option pricing model such as Black-Scholes) for employee stock options or similar equity instrument plans, but also allows an entity to measure compensation costs for those plans using the intrinsic value (the amount by which the market price of the underlying stock exceeds the underlying price of the option) based method of accounting as prescribed by Accounting Principles Board Opinion No. 25. The Company has elected to continue using the intrinsic value based method as allowed by the Statement.

     On June 6, 1996, pursuant to the terms of the Company's Non-Employee Directors' Stock Option Plan, options to purchase a total of 2,000 shares were granted. The Company did not incur any compensation related expenses as a result of this transaction. For the six months ended June 30, 1995, stock options to purchase 180,000 shares of Patterson common stock were granted in which no compensation expense was incurred. Furthermore, significant compensation expense would not have been incurred had a fair value based method of accounting (i.e., Black-Sholes) been applied to the above described activity.

     On July 12, 1996, pursuant to the terms of the Underwriter's Warrant Agreement dated November 2, 1993, as amended on November 15, 1994 and June 18, 1996, the Company authorized the issuance of 38,224 shares of Patterson's common stock upon exercise of the 75,316 warrants. In lieu of a cash payment to Patterson, the warrant holders chose to forfeit 37,092 shares of common stock back to Patterson, in order to receive 38,224 shares of Patterson's common stock (i.e., the cashless method). The number of shares forfeited and received by the respective warrant holders was determined using the stated exercise price of the warrants ($8.68), the fair market value of Patterson's common stock on the date of the exercise ($17.625) and the difference between the stated exercise price and the fair market value on the date of exercise ($8.95). The difference of $8.95 was multiplied by the total number of outstanding warrants (75,316) and then divided by the fair market value ($17.625) to determine the number of shares to be received.

     On July 30, 1996, prior to consummation of the Merger on that date, the stockholders of Patterson at a special meeting thereof, approved an amendment to Patterson's Certificate of Incorporation providing for an increase in the number of authorized shares of Patterson common stock from 5,000,000 shares to 9,000,000 shares and the issuance of the shares of Patterson common stock in connection with the Merger.

     (c) Exhibits.

         The following Exhibit is filed herewith:


         27 Financial Data Schedule as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 (audited) and as of June 30, 1996 and for each of the respective six months ended June 30, 1996 and 1995 (unaudited).

                                  SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                PATTERSON ENERGY, INC.




Date: September 27, 1996                        /s/ JAMES C. BROWN
                                                ------------------------
                                                James C. Brown
                                                Vice President-Finance

                                 EXHIBIT INDEX






  27      Financial Data Schedule as of December 31, 1995 and 1994 and
          for each of the three years in the period ended December 31,
          1995 (audited) and as of June 30, 1996 and for each of the respective six months ended June 30, 1996 and 1995 (unaudited)...............